Exhibit 5.1

November 25, 2009

Board of Directors

Monarch Financial Holdings, Inc.

1011 Executive Blvd.

Chesapeake, Virginia 23320

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This letter is in reference to the Registration Statement on Form S-1 (as amended, the “Registration Statement”) filed by Monarch Financial Holdings, Inc., a Virginia corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”) of up to 800,000 shares of the Company’s Series B Noncumulative Convertible Perpetual Preferred Stock (the “Preferred Stock”).

As counsel to the Company, we have participated in the preparation of the Registration Statement. We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion. We have relied upon certificates of officers of the Company where we have deemed it necessary in connection with our opinion.

With respect to the issuance and sale of any series of the Preferred Stock, we have assumed that an appropriate statement establishing the series or an amendment to the Company’s articles of incorporation, setting forth the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications and restrictions thereof, with respect to any such series of Preferred Stock will have been accepted by the Virginia State Corporation Commission.

Based and the foregoing, and subject to the limitations and qualifications set forth herein, it is our opinion that the Preferred Stock has been or will be duly authorized and, when issued as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable under the laws of the Commonwealth of Virginia.

Board of Directors

Monarch Financial Holdings, Inc.

November 25, 2009

Our opinion is expressed as of the date that shares of Preferred Stock are issued as contemplated by the Registration Statement against payment therefor, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILLIAMS MULLEN